                                                                     EXHIBIT 2.2

                                                                       EXHIBIT F

                     INDEMNIFICATION AND INSURANCE AGREEMENT

                                     BETWEEN

                         AMBASSADORS INTERNATIONAL, INC.

                                       AND

                             AMBASSADORS GROUP, INC.

                                 EFFECTIVE AS OF

                             _________________, 2001

                                TABLE OF CONTENTS

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                                                                                                     PAGE
1. MUTUAL RELEASES; INDEMNIFICATION...............................................................     1
      1.1.    Release of Pre-Closing Claims.......................................................     1
      1.2.    Indemnification by Education........................................................     2
      1.3.    Indemnification by Ambassadors......................................................     2
      1.4.    Procedures for Defense, Settlement and Indemnification of Third Party Claims........     3
      1.5.    Additional Matters..................................................................     4
      1.6.    Survival of Indemnities.............................................................     4
      1.7.    Other Agreements Evidencing Indemnification Obligations.............................     4

2. INSURANCE MATTERS..............................................................................     4
      2.1.    Education Insurance Coverage After the Separation Date..............................     4
      2.2.    Cooperation and Agreement Not to Release Carriers...................................     4
      2.3.    Procedures With Respect to Insured Education Liabilities............................     5
      2.4.    Cooperation.........................................................................     5
      2.5.    No Assignment or Waiver.............................................................     5
      2.6.    No Liability........................................................................     5
      2.7.    Further Agreements..................................................................     5
      2.8.    Matters Governed by Employee Matters Agreement......................................     6

3. DISPUTE RESOLUTION.............................................................................     6

4. MISCELLANEOUS..................................................................................     6
      4.1.    Authority...........................................................................     6
      4.2.    Amendment and Execution.............................................................     6
      4.3.    Counterparts........................................................................     6
      4.4.    Effectiveness.......................................................................     6
      4.5.    Effect If Separation And/or Distribution Does Not Occur.............................     6
      4.6.    Termination.........................................................................     6
      4.7.    Binding Effect; Assignment..........................................................     6
      4.8.    Performance.........................................................................     7
      4.9.    Additional Assurances...............................................................     7
      4.10.   Entire Agreement....................................................................     7
      4.11.   Attachments.........................................................................     7
      4.12.   Descriptive Headings................................................................     7
      4.13.   Gender and Number...................................................................     7
      4.14.   Severability........................................................................     7
      4.15.   Survival of Agreements..............................................................     7
      4.16.   Governing Law.......................................................................     7
      4.17.   Notices.............................................................................     8
      4.18.   Waivers; Remedies...................................................................     8
      4.19.   Limitation of Liability.............................................................     8
      4.20.   Force Majeure.......................................................................     8


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
                                                                                                     PAGE
5. DEFINITIONS....................................................................................     8
      Section 5.1.    Action......................................................................     9
      Section 5.2.    Ambassadors Business........................................................     9
      Section 5.3.    Ambassadors Facilities......................................................     9
      Section 5.4.    Ambassadors Group...........................................................     9
      Section 5.5.    Ambassadors Indemnitees.....................................................     9
      Section 5.6.    Education Business..........................................................     9
      Section 5.7.    Education Facilities........................................................     9
      Section 5.8.    Education Group.............................................................     9
      Section 5.9.    Education Indemnitees.......................................................     9
      Section 5.10.   Education Liabilities.......................................................     9
      Section 5.11.   Employee Matters Agreement..................................................     9
      Section 5.12    Ferrall Street Lease Liabilities............................................    10
      Section 5.13.   Form 10 Liabilities.........................................................    10
      Section 5.14.   Form 10 Registration Statement..............................................    10
      Section 5.15.   Indemnifying Party..........................................................    10
      Section 5.16.   Indemnitee..................................................................    10
      Section 5.17.   Insurance Policies..........................................................    10
      Section 5.18.   Insured Education Liability.................................................    10
      Section 5.19.   Liabilities.................................................................    10
      Section 5.20.   Person......................................................................    10
      Section 5.21.   Separation..................................................................    10
      Section 5.22.   Separation Agreement........................................................    10
      Section 5.23.   Separation Date.............................................................    10
      Section 5.24.   Subsidiary..................................................................    10
      Section 5.25.   Tax Sharing Agreement.......................................................    10
      Section 5.26.   Taxes.......................................................................    10
      Section 5.27.   Third Party Claim...........................................................    10

                 INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

       This Indemnification and Insurance Matters Agreement (this "Agreement") is entered into as of __________, 2001, between Ambassadors International, Inc., a Delaware corporation ("Ambassadors"), and Ambassadors Group, Inc., a Delaware corporation ("Education"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Article 5 below. Ambassadors and Education are sometimes referred to herein individually as a "party" or collectively as the "parties."

                                    RECITALS

       WHEREAS, Ambassadors currently owns all of the issued and outstanding capital stock of Education; and,

       WHEREAS, the Board of Directors of Ambassadors has determined that it is appropriate and desirable to separate the business of the parties (the "Separation") and to distribute all of the shares of Education common stock pro rata to the holders of Ambassadors common stock (the "Distribution"), all on the terms and conditions contemplated by a Master Separation and Distribution Agreement dated _____________, 2001 (the "Separation Agreement");

       WHEREAS, in connection with the Separation and Distribution, the parties wish to make certain agreements regarding indemnification and insurance.

       NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

1. MUTUAL RELEASES; INDEMNIFICATION.

       1.1. RELEASE OF PRE-CLOSING CLAIMS.

              1.1.1. EDUCATION RELEASE. Except as provided in Section 1.1.3 to this Agreement, effective as of the Separation Date, Education does hereby, for itself and as agent for each member of the Education Group, remise, release and forever discharge the Ambassadors Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including in connection with the transactions and all other activities to implement any of the Separation and the Distribution.

              1.1.2. AMBASSADORS RELEASE. Except as provided in Section 1.1.3 to this Agreement, effective as of the Separation Date, Ambassadors does hereby, for itself and as agent for each member of the Ambassadors Group, remise, release and forever discharge the Education Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including in connection with the transactions and all other activities to implement any of the Separation and the Distribution.

              1.1.3. NO IMPAIRMENT. Nothing contained in Section 1.1.1 or 1.1.2 shall impair any right of any Person arising under the Separation Agreement or any other Ancillary Agreement (including this Agreement), in each case in accordance with its terms.

              1.1.4. NO ACTIONS AS TO RELEASED CLAIMS. Education agrees, for itself and as agent for each member of the Education Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Ambassadors or any member of the Ambassadors Group, or any other Person released pursuant to
              Section 1.1.1, with respect to any Liabilities released pursuant to Section 1.1.1. Ambassadors agrees, for itself and as agent for each member of the Ambassadors Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Education or any member of the Education Group, or any other Person released pursuant to Section 1.1.2, with respect to any Liabilities released pursuant to Section 1.1.2.

              1.1.5. FURTHER INSTRUMENTS. At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

       1.2. INDEMNIFICATION BY EDUCATION. Subject to Section 1.4 or as otherwise provided in this Agreement, Education shall, for itself and as agent for each member of the Education Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Ambassadors Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the Ambassadors Indemnitees, or which are imposed upon the Ambassadors Indemnitees, and that relate to, arise out of, or result from:

              1.2.1. the Education Business prior to the Separation Date, other than any Liability which arises out of or results from the intentional and willful misconduct of an employee of the Ambassadors Group other than an employee who becomes an employee of the Education, excluding however Liabilities arising from or relating to legal proceedings (including threatened) in connection with the Education Business prior to the Separation Date which are not covered by insurance;

              1.2.2. the Education Business after the Separation Date;

              1.2.3. any Education Liability or any Education Contract other than any Liability which arises out of or results from the intentional and willful misconduct of an employee of the Ambassadors Group prior to the Separation Date, other than an employee who becomes an employee of the Education Group;

              1.2.4. any breach by Education or any member of the Education Group of the Separation Agreement or any of the Ancillary Agreements (including this Agreement);

              1.2.5. any Form 10 Liabilities; and

              1.2.6. any Ferrall Street Lease Liabilities.

       This Section 1.2 shall not apply to (i) any amounts recovered from any third party and/or covered by any insurance policy by Ambassadors in respect of the related loss; (ii) any Liability created under federal or state securities laws arising from or related to statements made by Ambassadors in its filings with the United States Securities and Exchange Commission or press releases issued by Ambassadors addressing the Education Business; or (iii) any Liability indemnified under Section 1.4.

       The parties agree that the Ferrall Street Lease Liabilities are the sole responsibility of Education.

       1.3. INDEMNIFICATION BY AMBASSADORS. Except as otherwise provided in this Agreement, Ambassadors shall, for itself and as agent for each member of the Ambassadors Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Education Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the Education Indemnitees, or which are imposed upon the Education Indemnitees, and that relate to, arise out of, or result from:

              1.3.1. the Education Business prior to the Separation Date to the extent that such items are not the responsibility of Education as an Indemnifying Party pursuant to Sections 1.2.1 to 1.2.5 above;

              1.3.2. the Ambassadors Business or any Liability of the Ambassadors Group other than the Education Liabilities;

              1.3.3. any breach by Ambassadors or any member of the Ambassadors Group of the Separation Agreement or any of the Ancillary Agreements (including this Agreement).

       1.4. PROCEDURES FOR DEFENSE, SETTLEMENT AND INDEMNIFICATION OF THIRD PARTY CLAIMS.

              1.4.1. NOTICE OF CLAIMS. If a Ambassadors Indemnitee or a Education Indemnitee (as applicable) (an "Indemnitee") shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Ambassadors Group or the Education Group of any claim or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which a party (an "Indemnifying Party") may be obligated to provide indemnification to such Indemnitee pursuant to Section 1.2, 1.3 or 1.4, or any other section of the Separation Agreement or any Ancillary Agreement (including this Agreement), Ambassadors and Education (as applicable) will ensure that such Indemnitee shall give such Indemnifying Party written notice thereof within 30 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this
              Section 1.5.1 shall not relieve the related Indemnifying Party of its obligations under this Article 1, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice.

              1.4.2. DEFENSE BY INDEMNIFYING PARTY. Except as otherwise inconsistent with the provisions of any applicable Insurance Policy, an Indemnifying Party will manage the defense of and may settle or compromise any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with
              Section 1.5.1 (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee that the Indemnifying Party will assume responsibility for managing the defense of such Third Party Claim, which notice shall specify any reservations or exceptions.

              1.4.3. DEFENSE BY INDEMNITEE. If an Indemnifying Party fails to assume responsibility for managing the defense of a Third Party Claim, or fails to notify an Indemnitee that it will assume responsibility as provided in Section 1.5.1, such Indemnitee may manage the defense of such Third Party Claim; provided, however, that the Indemnifying Party shall reimburse all such costs and expenses in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim.

              1.4.4. NO SETTLEMENT BY INDEMNITEE WITHOUT CONSENT. Unless the Indemnifying Party has failed to manage the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.

              1.4.5. NO CONSENT TO CERTAIN JUDGMENTS OR SETTLEMENTS WITHOUT CONSENT. Notwithstanding any provision of this SECTION 1.4, no party shall consent to entry of any judgment or enter into any settlement of a Third Party Claim without the consent of the other party (such consent not to be unreasonably withheld) if the effect of such judgment or settlement is to (i) permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against the other party or
              (ii) affect the other party in a material fashion due to the allocation of Liabilities and related indemnities set forth in the Separation Agreement, this Agreement or any other Ancillary Agreement.

       1.5. ADDITIONAL MATTERS.

              1.5.1. COOPERATION IN DEFENSE AND SETTLEMENT. With respect to any Third Party Claim that implicates both Education and Ambassadors in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities set forth in the Separation Agreement, this Agreement or any of the Ancillary Agreements, the parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, associate counsel to assist in the defense of such claims.

              1.5.2. SUBROGATION. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee's Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

              1.5.3. NOT APPLICABLE TO TAXES. This Agreement shall not apply to Taxes (which are covered by the Tax Sharing Agreement).

       1.6. SURVIVAL OF INDEMNITIES. Subject to Section 4.5, the rights and obligations of the members of the Ambassadors Group and the Education Group under this Article 1 shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities or the sale by any member of the Ambassadors Group or the Education Group of the capital stock or other equity interests of any Subsidiary to any Person.

       1.7. OTHER AGREEMENTS EVIDENCING INDEMNIFICATION OBLIGATIONS. Ambassadors hereby agrees to execute, for the benefit of any Education Indemnitee, such documents as may be reasonably requested by such Education Indemnitee, evidencing Ambassadors' agreement that the indemnification obligations of Ambassadors set forth in this Agreement inure to the benefit of and are enforceable by such Education Indemnitee. Education hereby agrees to execute, for the benefit of any Ambassadors Indemnitee, such documents as may be reasonably requested by such Ambassadors Indemnitee, evidencing Education's agreement that the indemnification obligations of Education set forth in this Agreement inure to the benefit of and are enforceable by such Ambassadors Indemnitee.

2. INSURANCE MATTERS.

       2.1. EDUCATION INSURANCE COVERAGE AFTER THE SEPARATION DATE. From and after the Separation Date, Education shall be responsible for obtaining and maintaining insurance programs for its risk of loss and such insurance arrangements shall be separate and apart from Ambassadors' insurance programs. Notwithstanding the foregoing, Ambassadors, upon the request of Education, shall use all commercially reasonable efforts to assist Education in the transition to its own separate insurance programs from and after the Separation Date, and shall provide Education with any information that is in the possession of Ambassadors and is reasonably available and necessary to either obtain insurance coverages for Education or to assist Education in preventing unintended self-insurance, in whatever form.

       2.2. COOPERATION AND AGREEMENT NOT TO RELEASE CARRIERS. Each of Ambassadors and Education will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion. Each of Ambassadors and Education, at the request of the other, shall cooperate with and use commercially reasonable efforts to assist the other in recoveries for claims made under any insurance policy for the benefit of any insured party, and neither Ambassadors nor Education, nor any of their Subsidiaries, shall take any action which would intentionally jeopardize or otherwise interfere with either party's ability to collect any proceeds payable pursuant to any insurance policy. Except as otherwise contemplated by the Separation Agreement, this Agreement or any Ancillary Agreement, after the Separation Date, neither Ambassadors nor Education shall (and shall ensure that no member of their respective Groups shall), without the consent of the other, provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the other Group thereunder. However, nothing in this SECTION 2.2 shall (i) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (ii) require any member of any Group to pay any premium or other amount or to incur any Liability, or (iii) require any member of any Group to renew, extend or continue any policy in force.

       2.3. PROCEDURES WITH RESPECT TO INSURED EDUCATION LIABILITIES.

              2.3.1. REIMBURSEMENT. Ambassadors shall seek Education's approval, which approval shall not be unreasonably withheld, to incur attorneys fees, costs (including internal costs), or any other amounts to pursue insurance recoveries from Insurance Policies for insured Education Liabilities. Ambassadors will bill Education and Education will reimburse Ambassadors on a monthly basis for all such amounts incurred to pursue insurance recoveries from Insurance Policies for Insured Education Liabilities.

              2.3.2. MANAGEMENT OF CLAIMS. Except as otherwise inconsistent with the provisions of any applicable Insurance Policy, the defense of claims, suits or actions giving rise to potential or actual Insured Education Liabilities will be managed (in conjunction with Ambassadors' insurers, as appropriate) by the party that would have had responsibility for managing such claims, suits or actions had such Insured Education Liabilities been Education Liabilities.

       2.4. COOPERATION. Ambassadors and Education will cooperate with each other in all respects, and they shall execute any additional documents which are reasonably necessary, to effectuate the provisions of this
       Article 2.

       2.5. NO ASSIGNMENT OR WAIVER. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Ambassadors Group or the Education Group in respect of any Insurance Policy or any other contract or policy of insurance.

       2.6. NO LIABILITY. Education does hereby, for itself and as agent for each other member of the Education Group, agree that no member of the Ambassadors Group or any Ambassadors Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of Ambassadors and its Subsidiaries as in effect at any time prior to the Separation Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

       2.7. FURTHER AGREEMENTS. The Parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertake pursuant to the Separation Agreement, this Agreement or any Ancillary Agreement is violative of any insurance, self-insurance or related financial responsibility law or regulation, the parties agree to work together to do whatever is necessary to comply with such law or regulation while trying to accomplish, as much as possible, the allocation of financial obligations as intended in the Separation Agreement, this Agreement and any Ancillary Agreement.

       2.8. MATTERS GOVERNED BY EMPLOYEE MATTERS AGREEMENT. This Article 2 shall not apply to any insurance policies that are the subject of the Employee Matters Agreement.

3. DISPUTE RESOLUTION. Resolution of any and all Disputes arising from or in connection with this Agreement shall be exclusively governed by and settled in accordance with the provisions of Section 4.6 of the Separation Agreement.

4. MISCELLANEOUS.

       4.1. AUTHORITY. Each of the parties hereto represents to the other that
       (i) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (iii) it has duly and validly executed and delivered this Agreement, and (iv) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

       4.2. AMENDMENT AND EXECUTION. The Boards of Directors of Education and Ambassadors may mutually agree to amend the provisions of this Agreement at any time or times, for any reason, either prospectively or retroactively, to such extent and in such manner as the Boards mutually deem advisable. Each Board may delegate its amendment power, in whole or in part, to one or more Persons or committees as it deems advisable. No change or amendment will be made to this Agreement, except by an instrument in writing signed by authorized individuals. This Agreement and amendments hereto shall be in writing and executed on behalf of Ambassadors and Education by their respective duly authorized officers and representatives.

       4.3. COUNTERPARTS. This Agreement, including any attachments hereto and the other documents referred to herein, may be executed via facsimile or otherwise in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

       4.4. EFFECTIVENESS. All covenants and agreements of the parties contained in this Agreement shall be subject to and conditioned upon the Distribution becoming effective.

       4.5. EFFECT IF SEPARATION AND/OR DISTRIBUTION DOES NOT OCCUR. If the Separation and/or Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of the Separation Date and/or Distribution Date, or otherwise in connection with the Separation and/or Distribution, shall not be taken or occur except to the extent specifically agreed by Education and Ambassadors.

       4.6. TERMINATION. This Agreement may be terminated and the Distribution abandoned at any time prior to the Time of Distribution by and in the sole discretion of the Ambassadors Board of Directors without the approval of Education or of Ambassadors's shareholders. In the event of such termination, no party will have any liability of any kind to any other party on account of such termination.

       4.7. BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as herein specifically provided to the contrary, neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of such party to which this Agreement relates.

       4.8. PERFORMANCE. Each party hereto will cause to be performed, and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any subsidiary or any member of such party's Group.

       4.9. ADDITIONAL ASSURANCES. Except as may be specifically provided herein to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonable, and as the requesting party may reasonably deem necessary, to effectuate this Agreement.

       4.10. ENTIRE AGREEMENT. This Agreement, the Separation Agreement, all other Transaction Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter.

       4.11. ATTACHMENTS. All attachments hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the attachments hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

       4.12. DESCRIPTIVE HEADINGS. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

       4.13. GENDER AND NUMBER. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

       4.14. SEVERABILITY. The parties hereto have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, such provision shall be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to law and effect the original intent of the parties.

       4.15. SURVIVAL OF AGREEMENTS. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall remain in full force and effect and shall survive the time of Distribution.

       4.16. GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Los Angeles County and/or the United States District Court for the Southern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 3 above.

       4.17. NOTICES. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally,
       (iii) one Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one Business Day after being deposited with a nationally recognized overnight courier service or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to:

       If to Ambassadors:                                With a copy to:

       Ambassadors International, Inc.                   Gerald M. Chizever, Esq.
       1071 Camelback Street                             Richman, Mann, Chizever, Philips & Duboff
       Newport Beach, California 92660                   9601 Wilshire Blvd., Penthouse Suite
       Facsimile: 949 759-5909                           Beverly Hills, CA 90210
                                                         Facsimile: 310 274-2831

       If to Education:                                  With a copy to:

       Ambassadors Group, Inc.                           Gerald M. Chizever, Esq.
       Dwight D. Eisenhower Building                     Richman, Mann, Chizever, Philips & Duboff
       110 South Ferrall Street                          9601 Wilshire Blvd., Penthouse Suite
       Spokane, Washington 99202                         Beverly Hills, CA 90210
       Facsimile: 509 536-1996                           Facsimile: 310 274-2831

       Ambassadors and Education may substitute a different address or facsimile number, from time to time, if such substitute is provided to the intended notice recipient in writing by notice given in the manner provided in this section.

       4.18. WAIVERS; REMEDIES. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or equity.

       4.19. LIMITATION OF LIABILITY. In no event shall any member of the Ambassadors Group or Education Group be liable to any other member of the Ambassadors Group or Education Group for any special, consequential, indirect, incidental or punitive damages or lost profits, however caused and on any theory of liability (including negligence) arising in any way out of this Agreement, whether or not such party has been advised of the possibility of such damages; provided, however, that the foregoing limitations shall not limit each party's indemnification obligations for liabilities to third parties as set forth in this Agreement.

       4.20. FORCE MAJEURE. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party's employees, or any other similar cause beyond the reasonable control of either party unless such delay or failure in performance is expressly addressed elsewhere in this Agreement.

5. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following meanings. Any capitalized terms which are not defined in this Agreement shall have the meaning assigned to them in the Separation Agreement.

       5.1. "ACTION" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal.

       5.2. "AMBASSADORS BUSINESS" means the business and operations of Ambassadors as they currently exist, exclusive of the Education Business.

       5.3. "AMBASSADORS FACILITIES" means all of the real property and improvements thereon owned or occupied at any time on or before the Separation Date by any member of the Ambassadors Group, excluding the Education Facilities.

       5.4. "AMBASSADORS GROUP" has the meaning set forth in Section 6.1 of the Separation Agreement.

       5.5. "AMBASSADORS INDEMNITEES" means Ambassadors, each member of the Ambassadors Group and each of their respective directors, officers and employees.

       5.6. "EDUCATION BUSINESS" has the meaning set forth in Section 6.12 of the Separation Agreement.

       5.7. "EDUCATION FACILITIES" means all of the real property and improvements thereon owned or occupied on the Separation Date by any member of the Education Group.

       5.8. "EDUCATION GROUP" has the meaning set forth in Section 6.13 of the Separation Agreement.

       5.9. "EDUCATION INDEMNITEES" means Education, each member of the Education Group and each of their respective directors, officers and employees.

       5.10. "EDUCATION LIABILITIES" shall mean the following Liabilities, except as otherwise provided for in any Ancillary Agreement or other express agreement of the parties, but excluding Insured Education
       Liabilities:

              5.10.1. all Liabilities reflected in the Education balance sheet as of the Separation Date;

              5.10.2. all Education Contingent Liabilities;

              5.10.3. all Liabilities (other than Liabilities for Taxes), whether arising before, on or after the Separation Date, primarily relating to, arising out of or resulting from:

                     5.10.3.1. the operation of the Education Business, as conducted at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));

                     5.10.3.2. the operation of any business conducted by any member of the Education Group at any time after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority)); or

                     5.10.3.3. any Education Assets;

              5.10.4. all obligations and Liabilities of Education under the Separation Agreement, this Agreement or any of the other Ancillary Agreements.

       5.11. "EMPLOYEE MATTERS AGREEMENT" means the Employee Matters Agreement attached as Exhibit C to the

       Separation Agreement.

       5.12. "FERRALL STREET LEASE LIABILITIES" means any Liabilities relating to, arising out of or resulting from the lease of the real property at 110 South Ferrall Street, Spokane, Washington 99202.

       5.13. "FORM 10 LIABILITIES" means any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10 Registration Statement or any information statement relating to the Form 10 Registration Statement.

       5.14. "FORM 10 REGISTRATION STATEMENT" has the meaning set forth in
       Section 6.15 of the Separation Agreement.

       5.15. "INDEMNIFYING PARTY" has the meaning set forth in Section 1.5.1 hereof.

       5.16. "INDEMNITEE" has the meaning set forth in Section 1.5.1 hereof.

       5.17. "INSURANCE POLICIES" means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

       5.18. "INSURED EDUCATION LIABILITY" means any Education Liability to the extent that it is covered under the terms of Ambassadors' Insurance Policies.

       5.19. "LIABILITIES" means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

       5.20. "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

       5.21. "SEPARATION" has the meaning set forth in the Recitals of the Separation Agreement.

       5.22. "SEPARATION AGREEMENT" means the Master Separation and Distribution Agreement dated as of _____________, 2001 between Ambassadors and Education.

       5.23. "SEPARATION DATE" has the meaning set forth in Section 1.1 of the Separation Agreement.

       5.24. "SUBSIDIARY" has the meaning set forth in Section 6.26 of the Separation Agreement.

       5.25. "TAX SHARING AGREEMENT" means the Tax Sharing Agreement, attached as Exhibit D to the Separation Agreement.

       5.26. "TAXES" has the meaning set forth in the Tax Sharing Agreement.

       5.27. "THIRD PARTY CLAIM" has the meaning set forth in Section 1.5.1 of this Agreement.

       IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

Ambassadors International, Inc.,        Ambassadors Group, Inc.,
a Delaware corporation                  a Delaware corporation

By:                                     By:
   -------------------------------         -------------------------------------

Title:                                  Title:
      ----------------------------            ----------------------------------


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